Exhibit 4.9
     EXECUTION COPY
EIGHTH SUPPLEMENTAL INDENTURE
ADDITIONAL SUBSIDIARY GUARANTEES
     EIGHTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture for Additional Guarantees”), dated as of December 1, 2009, among RRI Energy Channelview LP (the “Guaranteeing Subsidiary”), a subsidiary of RRI Energy, Inc. (formerly known as Reliant Energy, Inc.) (or its permitted successor), a Delaware corporation (the “Company"), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust Company, as trustee under the indentures referred to below (the “Trustee”).
WITNESSETH
WHEREAS, the Company has heretofore executed and delivered to the Trustee a senior indenture (the “Base Indenture”), dated as of December 22, 2004 with the Trustee, and supplemental indentures among the Company, the Guarantors listed therein and the Trustee dated as of December 22, 2004, September 21, 2006, December 1, 2006, June 1, 2009 and August 20, 2009 (the Base Indenture, as so supplemented, is herein referred to as the “Indenture”) relating to the Company’s 6.75% Senior Secured Notes due 2014 (the “Notes”) in an original aggregate principal amount of $750.0 million;
     WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture (the “Note Guarantee”); and
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the other Guarantors are authorized to execute and deliver this Supplemental Indenture for Additional Guarantees.
     NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Trustee, the Company and the other Guarantors mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Unless otherwise defined in this Supplemental Indenture for Additional Guarantees, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Agreement to be Bound; Guarantee. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the Obligations and agreements of a Guarantor under the Indenture. The Guaranteeing Subsidiary hereby agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the Obligations and agreements of a Guarantor under the Indenture. In furtherance of the foregoing, the Guaranteeing Subsidiary shall be deemed a Guarantor for purposes of Article 12 of the Supplemental Indenture, including, without limitation, Section 12.02 thereof.

     3. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE FOR ADDITIONAL GUARANTEES BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture for Additional Guarantees. Each signed copy shall be an original, but all of them together represent the same agreement.
     5. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture for Additional Guarantees or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.
     7. Ratification of Indenture; Supplemental Indenture for Additional Guarantees Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture for Additional Guarantees shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall by bound hereby.
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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture for Additional Guarantees to be duly executed, all as of the date first above written.

RRI ENERGY CHANNELVIEW LP
By:	RRI Energy Channelview (Texas), LLC, its General Partner

By:	/s/ Andrew C. Johannesen
	Name:	Andrew C. Johannesen
	Title:	Vice President and Treasurer

RRI ENERGY, INC.
By:	/s/ Andrew C. Johannesen
	Name:	Andrew C. Johannesen
	Title:	Vice President and Treasurer

RRI ENERGY ASSET MANAGEMENT, LLC
By:	/s/ Matthew E. Greek
	Name:	Matthew E. Greek
	Title:	Vice President

RRI ENERGY BROADBAND, INC.
RRI ENERGY CALIFORNIA HOLDINGS, LLC
RRI ENERGY COMMUNICATIONS, INC.
RRI ENERGY COOLWATER, INC.
RRI ENERGY CORPORATE SERVICES, LLC
RRI ENERGY ELECTRIC SOLUTIONS, LLC
RRI ENERGY ELLWOOD, INC.
RRI ENERGY ETIWANDA, INC.
RRI ENERGY FLORIDA, LLC
RRI ENERGY KEY/CON FUELS, LLC
RRI ENERGY MANDALAY, INC.
RRI ENERGY NORTHEAST GENERATION, INC.
RRI ENERGY NORTHEAST HOLDINGS, INC.
RRI ENERGY ORMOND BEACH, INC.
RRI ENERGY POWER GENERATION, INC.
RRI ENERGY SABINE (DELAWARE), INC.
RRI ENERGY SABINE (TEXAS), INC.
RRI ENERGY SERVICES, INC.
RRI ENERGY SERVICES DESERT BASIN, LLC
RRI ENERGY SOLUTIONS EAST, LLC
RRI ENERGY TRADING EXCHANGE, INC.
RRI ENERGY VENTURES, INC.
RRI ENERGY WHOLESALE GENERATION, LLC

By:	/s/ Andrew C. Johannesen
	Name:	Andrew C. Johannesen
	Title:	Vice President and Treasurer of the corporations and limited liability companies listed above

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Michael G. Oller
Authorized Signatory